Filed Pursuant to Rule 424(b)(3)

Registration No. 333-128387

PROSPECTUS SUPPLEMENT

$350,000,000

INVITROGEN CORPORATION

3.25% Convertible Senior Notes due 2025

3,562,300 Shares of Common Stock Issuable on Conversion of the Notes

This prospectus supplement (“Prospectus Supplement”) supplements our prospectus dated September 19, 2005 contained in our Amendment No. 1 to registration statement on Form S-3 filed the same date (the “Prospectus”), and relates to our 3.25% Convertible Senior Notes due 2025, which are held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 1, 2005.

REVISED INFORMATION REGARDING

SELLING SECURITY HOLDERS

The notes offered by this Prospectus Supplement were issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling security holders (including the initial purchasers’ transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to the Prospectus any or all of the notes and common stock issued upon conversion of the notes.

The Selling Security Holders table, as set forth in the Prospectus, is hereby supplemented by the addition of the selling security holders below, and by the revision of other previously listed selling security holders’ principal amounts of notes, also as set forth below. The table below (the “Supplemental Table”) sets forth information, as of December 1, 2005, with respect to the selling security holders listed below and the respective principal amounts of notes beneficially owned by each such selling security holder that may be offered pursuant to the Prospectus, as supplemented by this Prospectus Supplement. None of the listed selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have included information in this Prospectus Supplement regarding the listed selling security holders based solely upon information that such selling security holders have provided to us in writing pursuant to a registration rights agreement dated June 20, 2005. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the convertible notes pursuant to the Prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that the selling security holders will hold upon termination of any such sales. The number of shares indicated to be owned after the offering is based on information provided to us by the selling security holder. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of Notes	Number of Shares of Common Stock
Selling Security Holder (1)	Beneficially Owned and Offered Hereby (1)	Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	8,000	81	81	0

2000 Revocable Trust Lauder/Zinterhofer	8,000	81	81	0

ADI Alternative Investments	3,000,000	30,533	30,533	0

ADI Alternative Investments c/o Kallista Arbitrage Strategies Master Fund	3,500,000	35,622	35,622	0

ADI Alternative Investments c/o Kallista Master Fund Limited	6,500,000	66,156	66,156	0

Alcon Laboratories	534,000	5,435	5,435	0

Alexandra Global Master Fund, Ltd.	5,000,000	50,889	50,889	0

Allstate Insurance Company (3)	3,500,000	60,022	35,622	24,400

American Skandia Trust	2,000,000	20,355	20,355	0

	Principal Amount of Notes	Number of Shares of Common Stock
Selling Security Holder (1)	Beneficially Owned and Offered Hereby (1)	Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	15,810,000	160,914	160,914	0

Argent Classic Convertible Arbitrage Fund L.P.	1,740,000	17,709	17,709	0

Argentum Multi-Strategy Fund Ltd.	70,000	712	712	0

Arlington County Employees Retirement System	1,138,000	11,582	11,582	0

Asante Health Systems	175,000	1,781	1,781	0

BNP Paribas Equity Strategies, SNC (3)	1,565,000	23,794	15,928	7,866

BP Amoco PLC Master Trust	685,000	6,971	6,971	0

British Virgin Islands Social Security Board	157,000	1,597	1,597	0

Chrysler Corporation Master Retirement Trust (3)	7,365,000	74,960	74,960	0

CIBC World Markets (4)	4,900,000	49,872	49,872	0

City and County of San Francisco Retirement System	1,886,000	19,195	19,195	0

CooperNeff Convertible Strategies (Cayman) Master Fund, LP	448,000	4,559	4,559	0

DBAG London (3)	100,000	1,017	1,017	0

dbX – Convertible Arbitrage 9 Fund	1,000,000	10,177	10,177	0

D.E. Shaw Investment Group, L.L.C. (3)	2,000,000	20,355	20,355	0

D.E. Shaw Valence Portfolios, L.L.C. (3)	18,000,000	183,203	183,203	0

Delaware Public Employees Retirement System	1,532,000	15,592	15,592	0

Delta Air Lines Master Trust – CV (3)	1,280,000	13,027	13,027	0

Delta Pilots Disability & Survivorship Trust – CV (3)	695,000	7,073	7,073	0

Deutsche Bank Securities Inc. (4)	3,847,000	39,154	39,154	0

Finch Tactical Plus Class B	100,000	1,017	1,017	0

F.M. Kirby Foundation, Inc. (3)	1,055,000	10,737	10,737	0

Fuji US Income Open	1,500,000	15,266	15,266	0

Grady Hospital Foundation	169,000	1,720	1,720	0

Hotel Union & Hotel Industry of Hawaii Pension Plan	105,000	1,068	1,068	0

Independence Blue Cross	925,000	9,414	9,414	0

	Principal Amount of Notes	Number of Shares of Common Stock
Selling Security Holder (1)	Beneficially Owned and Offered Hereby (1)	Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (3)	545,000	5,547	5,547	0

International Truck & Engine Corporation Retiree Health Benefit Trust (3)	325,000	3,307	3,307	0

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	300,000	3,053	3,053	0

Lord Abbett Bond Debenture Fund, Inc.	5,000,000	246,919	50,889	196,030

Lord Abbett Series Fund – Bond Debenture Portfolio	800,000	8,142	8,142	0

Lyxor/Convertible Arbitrage Fund Limited	142,000	1,445	1,445	0

Merrill Lynch Insurance Group	403,000	4,101	4,101	0

Merrill Lynch Insurance Group Bond Debenture Portfolio	50,000	508	508	0

Met Investor Series Trust – Bond Debenture	5,500,000	55,978	55,978	0

Microsoft Corporation (3)	1,335,000	13,587	13,587	0

MSS Convertible Arbitrage 2	180,000	1,832	1,832	0

Municipal Employees	322,000	3,277	3,277	0

Municipal Employees Benefit Trust	400,000	4,071	4,071	0

New Orleans Firefighters Pension/Relief Fund	104,000	1,058	1,058	0

Occidental Petroleum Corporation	383,000	3,898	3,898	0

OCM Convertible Trust (3)	2,235,000	22,747	22,747	0

OCM Global Convertible Securities Fund (3)	335,000	3,409	3,409	0

Ohio Bureau of Workers Compensation	225,000	2,290	2,290	0

Partner Reinsurance Company Ltd. (3)	1,150,000	11,704	11,704	0

Policemen and Firemen Retirement System of the City of Detroit	680,000	6,921	6,921	0

Pro-Mutual	1,113,000	11,328	11,328	0

Qwest Occupational Health Trust (3)	550,000	5,597	5,597	0

Qwest Pension Trust (3)	1,330,000	13,536	13,536	0

	Principal Amount of Notes	Number of Shares of Common Stock
Selling Security Holder (1)	Beneficially Owned and Offered Hereby (1)	Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
Salomon Brothers Asset Management, Inc. (3)	2,500,000	25,444	25,444	0

SG Americas Securities, LLC (4)	4,500,000	45,800	45,800	0

Singlehedge US Convertible Arbitrage Fund	140,000	1,424	1,424	0

SOCS, Ltd.	1,500,000	15,266	15,266	0

Sphinx Convertible Arb Fund SPC	431,000	4,386	4,386	0

State Employees’ Retirement Fund of the State of Delaware (3)	1,775,000	18,065	18,065	0

Sturgeon Limited	205,000	2,086	2,086	0

The City of Southfield Fire & Police Retirement System	26,000	264	264	0

The City University of New York	177,000	1,801	1,801	0

The Estate of James Campbell CH	57,000	580	580	0

The Estate of James Campbell EST2	1,430,000	14,554	14,554	0

The Grable Foundation	109,000	1,109	1,109	0

The St. Paul Travelers Companies, Inc. – Commercial Lines (3)	1,975,000	20,101	20,101	0

Trustmark Insurance	420,000	4,274	4,274	0

UBS AG London (3)	15,000,000	152,669	152,669	0

UBS AG London F/B/O HFS (3)	6,000,000	61,067	61,067	0

UBS Securities LLC (4)	25,822,000	262,816	262,816	0

United Food and Commercial Workers Local 1262 and Employers Pension Fund	850,000	8,651	8,651	0

UnumProvident Corporation (3)	695,000	7,073	7,073	0

Viacom Inc. Pension Plan Master Trust	34,000	346	346	0

Virginia Retirement System (3)	3,055,000	39,746	31,093	8,653

Waterstone Market Neutral MAC 51, Ltd.	1,151,000	11,714	11,714	0

Waterstone Market Neutral Master Fund, Ltd.	6,349,000	64,620	64,620	0

(1)	Information concerning the selling security holders may change from time to time and any such changed information will be set forth in prospectus supplements or post effective amendments if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2)	Includes the theoretical maximum number of shares of common stock which may be issued upon the conversion of the full amount of notes held by such holder at the initial conversion price of approximately $98.2511, which equals a conversion rate of 10.1780 shares per $1,000 principal amount of the notes. Fractional shares will not be issued upon conversion of the notes; cash will be paid instead of fractional shares, if any.

(3)	This selling security holder is an affiliate of a registered broker-dealer. This selling security holder purchased the securities in the ordinary course of business with the expectation of reselling the securities. This selling security holder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(4)	This selling security holder is a registered broker-dealer that acquired its securities for investment purposes and, accordingly, is an underwriter. Please see the discussion under “Plan of Distribution” for the required disclosure regarding broker-dealers.

Information concerning other selling security holders will be set forth in prospectus supplements or post effective amendments to the Form S-3 registration statement of which this prospectus constitutes a part from time to time, if required. Other than as indicated, the above table assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.